FOR INFORMATION CONTACT: Spencer Sias (650) 424-5782 Spencer.sias@varian.com For Immediate Release

David J. Illingworth Appointed to Board of Directors for Varian Medical Systems

PALO ALTO, Calif., August 5, 2011 – Varian Medical Systems, Inc. (NYSE:VAR) today announced that David J. Illingworth, a former CEO and member of the Board of Directors for Smith & Nephew and veteran of more than 30 years of management in global medical device businesses, has been appointed to Varian’s Board of Directors.  In connection with this appointment, Varian’s Board of Directors also increased its size from nine to ten directors.

Illingworth, 57, joined Smith & Nephew in 2002 and served as its CEO from 2007 until retiring in April of this year.  Prior to joining Smith & Nephew, Illingworth served in senior management roles for XL Vision, Vidamed, Nellcore Puriltan Bennett, and GE Medical Systems.  He earned a BS in Biomedical Engineering at Texas A&M University in 1979.

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Varian Medical Systems, Inc., of Palo Alto, California,  is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,700 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com.